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                                                                  Exhibit (c)(1)

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of October 31, 1997 between Guaranty National Corporation, a Colorado corporation (the "Company"), and Orion Capital Corporation, a Delaware corporation ("Orion").

                  WHEREAS, the Board of Directors of the Company has resolved to adopt this Agreement and the transactions contemplated hereby and, if required, to submit this Agreement to the shareholders of the Company as provided herein;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Orion hereby agree as follows:

                                   ARTICLE I.

                                    THE OFFER

                  SECTION 1.01 The Offer. Provided that none of the conditions set forth in the offer to purchase referred to below shall have occurred or be existing, Orion (or one or more direct or indirect wholly owned subsidiaries of Orion) shall promptly, and in no event later than two business day(s) after the date of this Agreement, publicly announce, and within five business days thereafter commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), an offer to purchase all outstanding shares of common stock, par value $1.00 per share of the Company (each a "Share"), at a price of $36.00 per Share, net to the seller in cash (the "Offer", which term shall include any amendments to such Offer not prohibited by this Agreement), and, subject to a minimum of not less than 50.01% of the outstanding Shares (other than shares owned by Orion and its wholly-owned subsidiaries) being validly tendered and not withdrawn (the "Minimum Condition") and the further conditions set forth in the offer to purchase relating to the Offer. The date on which the Offer is commenced is referred to herein as the "Commencement Date." Orion shall deposit with the depositary for the Offer, or cause to be deposited, on or before the expiration date of the Offer, funds sufficient for payment of the purchase price for all Shares accepted for payment pursuant to the Offer not later than December 31, 1997. Orion shall have the right to transfer or assign to one or more of its subsidiaries the right to purchase or pay for Shares pursuant to the Offer.

                  SECTION 1.02 Company Action. The Company consents to the Offer and represents that its Board of Directors has unanimously approved the Offer and the Merger (as defined in Section 2.01) and has unanimously resolved to recommend acceptance of the Offer to the Company's shareholders. Promptly upon the commencement of the Offer, the Company shall file with the Securities and Exchange Commission (the "Commission") and mail to the holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which shall reflect the Company's recommendation. The Company shall promptly furnish Orion with mailing labels containing the names and addresses of the record holders and, if available, of non-objecting beneficial owners of Shares and lists of securities positions of
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Shares held in stock depositories, each as of the most recent practicable date, and shall from time to time furnish Orion with such additional information, including updated or additional lists of shareholders, mailing labels and lists of securities positions, and other assistance as Orion may reasonably request.

                  SECTION 1.03 Shareholders' Action. Promptly following the expiration date of the Offer as set forth to in Article I hereof, the Company shall, if then required in accordance with applicable law, unless the Merger may be effected pursuant to the provisions of Section 7-111-104 of the Colorado Law (as such term defined in Section 2.02), in which case it shall be so effected (including, if necessary, the adoption of a Plan of Merger between the Company and Transition (as defined in Section 2.01) consistent with the terms of this Agreement), duly call, give notice of, convene and hold a special meeting of its shareholders (the "Shareholders' Meeting") as soon as practicable for the purpose of considering and taking action upon this Agreement and Plan of Merger and in connection therewith use its best efforts (i) to obtain and furnish the information required to be included by it in the Proxy Statement (as such term is defined in Section 3.07 hereof) and, after consultation with Orion, respond promptly to any comments made by the Commission with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time and (ii) to solicit proxies and to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby. References to "Shares" in this Agreement include the associated stock purchase rights (the "Rights") pursuant to the Rights Agreement dated November 20, 1991 between the Company and its rights agent. No separate or additional consideration other than the Offer price and Merger consideration of $36.00 per Share in cash will be payable for the Rights.

                                   ARTICLE II.

                                   THE MERGER

                  SECTION 2.01 The Merger. At the Effective Time (as defined in
Section 2.02 hereof) and subject to and upon the terms and conditions of this Agreement, a wholly owned subsidiary of Orion, to be incorporated in the State of Colorado ("Transition"), shall be merged (the "Merger") with and into the Company. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Transition shall cease.

                  SECTION 2.02 Effective Time. As soon as practicable after the expiration date of the Offer and the satisfaction or waiver of the conditions set forth in Article VII, the parties hereto will cause the Merger to be consummated by executing articles of merger ("Articles") in accordance with
Section 7-111-105 of the Colorado Business Corporation Act (the "Colorado Law") and delivering the Articles to the Secretary of State of Colorado (the "Secretary") and upon the filing by the Secretary of the Articles, the Merger shall be effective in accordance with the provisions of the Colorado Law (the "Effective Time"). The parties shall take all such other and further actions as may be required by applicable law to make the Merger effective.

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                  SECTION 2.03 Effects of the Merger. The Merger shall have the effects set forth in the Colorado Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Transition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Transition shall become the debts, liabilities and duties of the Surviving Corporation.

                  SECTION 2.04 Articles of Incorporation and By-Laws. (a) At the Effective Time, the Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

                  (b) The By-Laws of the Company, as in effect at the Effective Time, shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with applicable law, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

                  SECTION 2.05 Conversion of Shares. (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the Company's treasury or by Orion or any wholly owned (except for director's qualifying shares) subsidiary of Orion and other than Dissenting Shares (as defined in Section 3.01)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, pursuant to Section 3.02, $36.00 in cash (the "Merger Price"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share.

                  (b) Each Share held in the treasury of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled, retired and cease to exist and no payment shall be made with respect thereto.

                  (c) Each Share held by Orion or any wholly owned subsidiary of Orion immediately prior to the Effective Time shall remain outstanding and unchanged after the Merger as shares of the Surviving Corporation.

                  SECTION 2.06 Conversion of Transition's Capital Stock. The shares of common stock of Transition issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for such number of shares of common stock, par value S1.00 per share, of the Surviving Corporation as shall equal the number of Shares converted into the right to receive the Merger Price pursuant to Section 2.05(a) hereof.

                  SECTION 2.07 Options. At the Effective Time, each outstanding option to purchase Shares from the Company (an "Option"), whether or not then exercisable, shall be converted into or replaced by an option to purchase a number of shares of Orion common stock (which shall be rounded up if .5 or more and rounded down if less than .5 so that no option on Orion common stock shall relate to a fractional share) equal to the number of Shares subject to the Option multiplied by a fraction the numerator of which shall be 36 and the denominator of

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which shall be the average of the closing price of Orion common stock on the ten trading days ending on the fifth trading day prior to the Effective Time, at a price per share (rounded to the nearest whole cent) equal to (i) the aggregate exercise price for the Shares otherwise purchasable pursuant to such stock option, divided by (ii) the number of full shares of Orion common stock deemed purchasable pursuant to such option in accordance with the foregoing. If such conversion shall not be permitted by the terms of the related agreement pursuant to which an Option is issued or the Company equity incentive plans pursuant to which such Option was granted, the Option shall be canceled and the holder of such Option will be entitled to receive from the Company, for each Share subject to such Option, an amount in cash equal to the excess, if any, of the Merger Price over the per share exercise price of such Option.

                                  ARTICLE III.

                      DISSENTING SHARES; EXCHANGE OF SHARES

                  SECTION 3.01 Dissenting Shares. (a) Notwithstanding anything in this Agreement to the contrary, each Share which is issued and outstanding immediately prior to the Effective Time and which is held by a shareholder who has properly exercised rights with respect to such Shares, if available, under Sections 7-113-101 to 7-113-302 of the Colorado Law (collectively, the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 2.05, unless and until such shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right under the Colorado Law. If any shareholder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the consideration provided for in Section 2.05, without any interest thereon.

                  (b) The Company shall give Orion (i) prompt notice of any written demands under Sections 7-113-101 to 7-113-302 of the Colorado Law with respect to any shares of capital stock of the Company, any withdrawal of any such demand, and any other instruments served pursuant to the Colorado Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any demands under Sections 7-113-101 to 7-113-302 of the Colorado Law with respect to any shares of capital stock of the Company. The Company shall cooperate with Orion concerning, and shall not, except with the prior written consent of Orion, voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

                  SECTION 3.02 Exchange of Shares. (a) Prior to the Effective Time, Orion shall designate a bank or trust company reasonably acceptable to the Company to act as Exchange Agent in connection with the Merger (the "Exchange Agent") pursuant to an exchange agency agreement providing for the matters set forth in this Section 3.02 and otherwise reasonably satisfactory to the Company. At the Effective Time, Orion will provide the Exchange Agent with the funds necessary to make the payments contemplated by Section 2.05 (the "Exchange Fund").

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                  (b) Promptly after the Effective Time, the Exchange Agent
shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with a duly executed letter of transmittal and any other required documents, the holder of such Certificate shall receive in exchange therefor (as promptly as practicable) the consideration set forth in Section 2.05, without any interest thereon, and such Certificate shall forthwith be canceled. If payment is to be made to a person other than the person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.02, each Certificate (other than Certificates representing Shares held in the Company's treasury or by Orion or any wholly owned subsidiary of Orion and other than Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive for each Share represented thereby the consideration set forth in Section 2.05, without any interest thereon.

                  (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time (other than Certificates representing Shares owned by Orion or any of its wholly owned subsidiaries). If, after the Effective Time, Certificates (other than Certificates representing Shares owned by Orion or any of its wholly owned subsidiaries) are presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

                  (d) From and after the Effective Time, the holders of Certificates evidencing ownership of Shares (other than Shares owned by Orion or any of its wholly owned subsidiaries) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

                  (e) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be repaid to Orion. Any shareholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Orion for payment of their claim for the consideration set forth in Section 2.05 for each Share such shareholder holds, without any interest thereon.

                  (f) Notwithstanding anything to the contrary in this Section 3.02, none of the Exchange Agent, Orion or the Surviving Corporation shall be liable to a holder of a Certificate

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formerly representing Shares for any amount properly paid to a public official pursuant to any applicable property, escheat or similar law.

                                   ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Orion as follows:

                  SECTION 4.01 Organization and Qualification; Subsidiaries. (a) Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not in the aggregate have a Material Adverse Effect (as defined below). The Company has heretofore made available to Orion accurate and complete copies of the Restated Articles of Incorporation and By-Laws, as currently in effect, of the Company and the certificate or articles of incorporation and bylaws, as currently in effect, of each of its subsidiaries. When used in connection with the Company or any of its subsidiaries, the term "Material Adverse Effect" means any change in or effect on the business of the Company or any of its subsidiaries that is materially adverse to the business, operations or financial condition of the Company and its subsidiaries taken as a whole.

                  (b) Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a Material Adverse Effect.

                  SECTION 4.02 Capitalization of the Company and its Subsidiaries. (a) The authorized capital stock of the Company consists of 30,000,000 Shares, of which, as of the date hereof 15,062,933 Shares are issued and outstanding, and 6,000,000 shares of preferred stock, par value $0.10 per share, of which, as of the date hereof, no shares are issued and outstanding. All the issued and outstanding Shares are validly issued, fully paid and nonassessable and free of preemptive rights. As of the date hereof, the Company has two equity incentive plans under which on the date hereof, options for a total of 517,738 Shares are outstanding, of which 271,500 are exercisable. Except as set forth above or pursuant to the exercise of outstanding Options, there are not as of the date hereof, and at the Effective Time there will not be, any shares of capital stock of the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to issued or unissued capital stock or other securities of the Company, or otherwise obligating the Company or any of its subsidiaries to issue, transfer or sell any of such securities. Following the Merger, the Company will have no obligation to issue, transfer or sell any shares of its capital stock or other securities of the Company pursuant to any employee benefit plan or otherwise.

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                  (b) All of the outstanding shares of capital stock of each of the Company's subsidiaries have been validly issued, fully paid and nonassessable and are owned by either the Company or its subsidiaries free and clear of all material liens, charges, claims or encumbrances.

                  (c) The Shares constitute the only class of equity securities of the Company or any of its subsidiaries registered or required to be registered under the Exchange Act.

                  SECTION 4.03 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated other than, with respect to the Merger, the approval of this Agreement by the holders, including Orion and its subsidiaries, of the majority of the then outstanding Shares, unless the Merger may be effected without the vote of shareholders of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity.

                  SECTION 4.04 SEC Reports. (a) The Company has filed all required forms, reports and documents with the Commission since January 1, 1994 (collectively, the "SEC Reports"), all of which have complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act. The Company has heretofore delivered to Orion, in the form filed with the Commission, its (i) Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1996, (ii) all definitive proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since January 1, 1994 and (iii) all other reports or registration statements filed by the Company with the Commission since January 1, 1994. None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the subsidiaries of the Company is required to file any reports, statements, forms or other documents with the Commission.

                  (b) The Company has heretofore made available to Orion a complete and correct copy of any amendments or modifications, which have not yet been filed with the Commission, to agreements, documents or other instruments which previously had been filed by the Company with the Commission pursuant to the Exchange Act.

                  SECTION 4.05 Absence of Certain Changes. Except as set forth or otherwise reflected in the SEC Reports, since December 31, 1996, neither the Company nor any of its significant subsidiaries has suffered any Material Adverse Effect.

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                  SECTION 4.06 No Undisclosed Liabilities. Except as and to the
extent set forth in the Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "1996 10-K"), as of December 31, 1996, neither the Company nor any of its subsidiaries had any material liabilities or obligations, whether accrued, contingent or otherwise, required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries. Since December 31, 1996, neither the Company nor any of its subsidiaries has incurred any liabilities or obligations which in the aggregate are material to the Company and its subsidiaries, taken as a whole, other than liabilities and obligations incurred in the ordinary course of business or pursuant to or as contemplated by this Agreement.

                  SECTION 4.07 Proxy Statement; Schedule 13E-3. Any proxy or similar materials distributed to the Company's shareholders in connection with the Merger, including any amendments or supplements thereto (a "Proxy Statement"), will comply in all material respects with applicable laws, including the federal securities laws, except that no representation is made by the Company with respect to information supplied by Orion for inclusion in any Proxy Statement. None of the information supplied by the Company for inclusion in any Proxy Statement or in Orion's Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"), the Rule 13E-3 Transaction Statement (the "Schedule 13E-3") and any amendments thereto to be filed with the Commission by Orion and the Company in connection with the transactions contemplated by this Agreement will, at the time that the Schedule 14D-1, the Schedule 13E-3 or any amendments or supplements thereto are filed with the Commission and, in the case of any Proxy Statement at the time that any amendment thereto is mailed to the Company's shareholders, at the time of the Shareholders' Meeting and at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If no vote of shareholders shall be required to effect the Merger, the Company will furnish to its shareholders any documents and information required by the Colorado Law complying with the provisions thereof in a prompt and timely fashion.

                                   ARTICLE V.

                     REPRESENTATIONS AND WARRANTIES OF ORION

                  Orion represents and warrants to the Company as follows:

                  SECTION 5.01 Organization. Orion is a corporation existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not in the aggregate have a Material Adverse Effect (as defined below). Orion has heretofore delivered to the Company an accurate and complete copy of its certificate of incorporation and bylaws, as currently in effect. When used in connection with Orion, the term "Material Adverse Effect" means any change in or effect on the business of

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
Orion that is materially adverse to the business, operations or financial condition of Orion and all of its subsidiaries taken as a whole.

                  SECTION 5.02 Authority Relative to this Agreement. Orion has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Orion and no other corporate proceedings on the part of Orion are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Orion and constitutes a valid, legal and binding agreement of Orion, enforceable against Orion in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity.

                  SECTION 5.03 Proxy Statement; Schedule 13E-3. None of the information supplied by Orion for inclusion in any Proxy Statement or the
Schedule 13E-3 will, at the respective times that such Proxy Statement and the
Schedule 13E-3 or any amendments or supplements thereto are filed with the Commission or, in the case of a Proxy Statement, at the time that it or any amendment or supplement thereto is mailed to the Company's shareholders, at the time of the Shareholders' Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE VI.

                                    COVENANTS

                  SECTION 6.01 Conduct of Business of the Company. Except as contemplated by this Agreement or otherwise approved by Orion, during the period from the date hereof to the Effective Time, the Company and its subsidiaries will each conduct its operations according to its ordinary and usual course of business and consistent with past practice, and the Company and its subsidiaries will each use its best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior consent of Orion or the approval of a majority of the members of the Board of Directors of the
Company:

                  (a) amend its certificate or articles of incorporation or by-laws;

                  (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities,

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
except as required by the Option agreements as in effect as of the date hereof, or amend any of the terms of any such securities or agreements outstanding as of the date hereof;

                  (c) split, combine or reclassify any shares of its capital stock, or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of its subsidiaries except for dividends declared and paid in accordance with Section 6.09 hereof;

                  (d)(i) except in the ordinary course of business under existing lines of credit, incur or assume any funded indebtedness; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business and except for obligations of wholly owned subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business (other than to wholly owned subsidiaries of the Company or customary loans or advances to employees);

                  (e) enter into, adopt or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or group of employees, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company) increase in any manner the compensation or fringe benefits of any director, officer or group of employees or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

                  (f) acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole or enter into any commitment or transaction outside the ordinary course of business;

                  (g) change any of the accounting principles or practices used by it;

                  (h) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

                  (i)(i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) enter into any contract or agreement other than in the ordinary course of business; ( iii ) authorize any new capital expenditure or expenditures which, individually, is in excess of $1,000,000 or, in the aggregate, are in excess of $5,000,000; provided, that none of the foregoing shall limit any capital expenditure already included in the Company's 1997 capital expenditure budget; or (iv)

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
enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 6.01(i);

                  (j) make any tax election or settle or compromise any material income tax liability;

                  (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unassorted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries or incurred in the ordinary course of business and consistent with past practice; or

                  (l) take, or agree in writing or otherwise to take, any of the actions described in Sections 6.01(a) through 6.01(k) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect as of the date when made or as of a future date or would result in any of the conditions set forth in Section 7.03 not being satisfied.

                  SECTION 6.02 No Solicitation. Neither the Company nor any of its subsidiaries, affiliates, officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or except as may be required by law, upon the written advice of counsel, provide any information to, any corporation, partnership, person or other entity or group (other than Orion or an affiliate or an associate of Orion) concerning any merger, sale of assets or sale of shares of capital stock of the Company or of any subsidiary or division of the Company or similar transaction.

                  SECTION 6.03 Access to Information. Between the date hereof and the Effective Time, the Company will give Orion and its authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, will permit Orion to make such inspections as Orion may reasonably require and will cause the Company's officers and those of its subsidiaries to furnish Orion with such financial and operating data and other information with respect to the business and properties of the Company and any of its subsidiaries as Orion may from time to time request.

                  SECTION 6.04 Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, cooperation in the preparation and filing of the Schedule 14D-1, Schedule 14D-9 and Schedule 13E-3 and any amendments thereto and the execution of any additional instruments necessary to consummate the transactions contemplated hereby. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

                  SECTION 6.05 Consents and Approvals. Each of Orion and the Company will use its best efforts to obtain consents or approvals of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

                  SECTION 6.06 Public Announcements. Orion and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

                  SECTION 6.07 Indemnification and Insurance. Orion agrees that all rights to indemnification existing in favor of the present or former directors and officers of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") as provided in the Company's Restated Articles of Incorporation or By-Laws or the articles of incorporation, by-laws or similar documents of any of the Company's subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters. From and after the Merger and to the extent Orion is permitted to do so under its loan or financing agreements, Orion shall guarantee the Company's indemnification obligations to the Company's current directors as they relate to this Agreement and the transactions contemplated hereby. Orion shall use its best efforts to obtain any consents required under such loan and financing agreements. To the extent available, Orion shall cause to be maintained in effect for not less than three years from the Effective Time policies of the directors' and officers' liability insurance, with terms and conditions which are not materially less advantageous than those presently maintained by the Company, with respect to matters occurring prior to the Effective Time, provided, however, that in no event shall Orion or the Surviving Corporation be required to expend per year more than 125% of the current annual premium payable by the Company with respect to its current directors and officers liability insurance policy to maintain or procure insurance coverage pursuant to this Section 6.07(a).

                  (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

                  (c) This Section 6.07, which shall survive the consummation of the Merger at the Effective Time and shall continue without limit, is intended to benefit the Company, the Surviving Corporation, the Indemnified Parties (whether or not parties to this Agreement) and shall be binding on all successors and assigns of the Company and the Surviving Corporation.

                  SECTION 6.08 Notification of Certain Matters. The Company shall give prompt notice to Orion, and Orion shall give prompt notice to the Company, of (i) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company, or Orion, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, however, that the delivery of any notice pursuant to this
Section 6.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  SECTION 6.09 Dividends. Until the Effective Time, the Company may continue to set record dates, declare and pay quarterly dividends consistent with the amounts and schedule followed by the Company since January 1, 1995, provided that it is permitted to do so under applicable Colorado law.

                  SECTION 6.10 Shareholder Agreement. Upon the purchase of Shares pursuant to the Offer, the Shareholder Agreement dated November 7, 1991 between Orion and the Company, as amended through June 18, 1996, shall immediately terminate.

                                  ARTICLE VII.

                    CONDITIONS TO CONSUMMATION OF THE MERGER

                  SECTION 7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or mutual waiver at or prior to the Effective Time of the following conditions:

                  (a) this Agreement, following its adoption by the Board of Directors of Transition, shall have been approved by the requisite vote of the shareholders of the Company in accordance with applicable law;

                  (b) no statute, rule, regulation, executive order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger;

                  (c) Orion and the Company shall have received or obtained all regulatory approvals (including state insurance regulatory approvals) necessary to consummate the Offer and the Merger on terms and conditions satisfactory to Orion.

                  (d) there shall not be pending any action or proceeding by or before any court or governmental regulatory or administrative agency, authority or tribunal, against Orion or the Company or any of their respective directors or officers which (i) seeks to restrain, prohibit or delay the consummation of the Offer and the Merger, (ii) may result in a material diminution in the benefits expected to be derived by Orion as a result of the Offer or the Merger or (iii) challenges the adoption, entering into or approval of this Agreement or challenges or seeks damages in connection with this Agreement, the transactions contemplated hereby or any other proposal by Orion to acquire the Company.

                  SECTION 7.02 Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to Orion's having performed in all material respects its obligations under this Agreement required to be performed by it, or the Company having waived such performance, at or prior to the Effective Time pursuant to the terms hereof.

                  SECTION 7.03 Conditions to Obligation of Orion to Effect the Merger. The obligation of Orion to effect the Merger is further subject to the satisfaction or waiver by it at or prior to the Effective Time of the following conditions:

                  (a) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects on the date hereof and as of the Effective Time;

                  (b) the Company shall not have breached in any material respect any covenant contained in this Agreement;

                  (c) the number of Dissenting Shares hereof shall not exceed 5% of the Shares (other than the Shares owned by Orion and its wholly owned subsidiaries); and

                  (d) no change shall have occurred or be threatened in the business, operations or financial condition of the Company and its subsidiaries taken as a whole which has, or might have, a Material Adverse Effect.

                                  ARTICLE VIII.

                         TERMINATION; AMENDMENT; WAIVER

                  SECTION 8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time, notwithstanding approval thereof by the shareholders of the Company, but prior to the Effective Time:

                  (a) by mutual written consent of the Company (with the approval of a majority vote of the Independent Directors, as herein defined) and Orion; or

                  (b) by the Company (with the approval of a majority vote of the Independent Directors) or Orion if (i) the Effective Time shall not have occurred on or before March 31, 1998 (provided that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose willful failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date) or (ii) any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

                  SECTION 8.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its directors, officers or shareholders, other than the provisions of this Section 8.02 and
Article IX. Nothing contained in this Section 8.02 shall relieve any party from liability for any breach of this Agreement prior to the termination hereof

                  SECTION 8.03 Amendment. This Agreement may be amended by action taken by the Company (approved by a majority vote of Messrs. Tucker Hart Adams, Dennis J. Lacey and Richard R. Thomas and Ms. M. Ann Padilla as directors of the Company (collectively, the "Independent Directors") ) and Orion at any time before or after approval of this Agreement by the shareholders of the Company, but, after any such approval, no amendment shall be made which decreases the Merger Price or the Offer price or which adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties (which instrument, in the case of the Company, shall be approved by a majority of the Independent Directors).

                  SECTION 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto (in the case of the Company, with the approval of a majority vote of the Independent Directors) may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, (iii) waive compliance with any of the agreements or conditions contained herein or (iv) waive the conditions set forth in Article VII hereto. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX.

                                  MISCELLANEOUS

                  SECTION 9.01 Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement.

                  SECTION 9.02 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, provided that Orion may assign its rights and obligations to any subsidiary of Orion but no such assignment shall relieve Orion of its obligations hereunder if such assignee does not perform such obligations.

                  SECTION 9.03 Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

                  SECTION 9.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the respective parties as follows:

                  if to Orion or Transition:

                           Orion Capital Corporation
                           9 Farm Springs Road
                           Farmington, Connecticut  06032
                           Attention:  Michael P. Maloney, Esq.

                  with a copy to:

                           Donovan, Leisure, Newton & Irvine
                           30 Rockefeller Plaza
                           New York, New York  10112
                           Attention:  John J. McCann, Esq.

                  if to the Company:

                           Guaranty National Corporation
                           9800 South Meridian Boulevard
                           Englewood, Colorado 80112
                           Attention: Mr. James R. Pouliot, President & CEO

                  with a copy to:

                           Ireland, Stapleton, Pryor & Pascoe, P.C.
                           Suite 2600
                           1675 Broadway
                           Denver, Colorado  80202
                           Attention:  Hardin Holmes, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  SECTION 9.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  SECTION 9.06 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  SECTION 9.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Sections 2.05, 2.07, 6.07 and 9.02(b), nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                  SECTION 9.08 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  SECTION 9.09 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers hereunto duly authorized, all as of the day and year first above written.

                                    ORION CAPITAL CORPORATION


                                    By:/s/ Michael P. Maloney
                                       -----------------------------------------
                                    Name:    Michael P. Maloney
                                    Title:   Senior Vice President,
                                             General Counsel & Secretary

                                    GUARANTY NATIONAL CORPORATION


                                    By:/s/ James R. Pouliot
                                       -----------------------------------------
                                    Name:    James R. Pouliot
                                    Title:   President and Chief
                                             Executive Officer